#1901 - 1177 West Hastings Street Vancouver, BC, V6E 2K3 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS   RELEASE

NR08-08

August 20, 2008

Dorato Completes Non- Brokered Private Placement and enters into Royalty Option Agreement with Franco-Nevada Corporation

Vancouver, British Columbia- Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt: DO5) is pleased to announce that it has completed its previously announced non-brokered private placement. Dorato issued 1,500,000 common shares at a price of $1.70 per common share to Franco-Nevada Corporation (“Franco-Nevada”) (TSX: FNV) for gross proceeds of $2,550,000. Franco-Nevada was also granted the right to participate in all subsequent financings on a pro-rata basis for a period of two years. The common shares issued pursuant to the private placement are subject to a hold period expiring December 20, 2008.

Dorato has also entered into the previously announced Royalty Option Agreement (the “Agreement”) with Franco-Nevada. Under the terms of the Agreement, Franco-Nevada has the option to purchase a perpetual royalty on 100% of the gold and silver produced from the Company’s El Tambo and surrounding land package covering approximately 152 square kilometres along the southern extension of Aurelian Gold’s Fruta del Norte structural trend as it enters Peru. The material terms of the Agreement are described in the Company’s news release dated July 18, 2008.

The El Tambo target area hosts a number of high-grade intermediate sulfidation veins and breccia zones as outlined in the Companies July 30, 2008 news release which reported: “The results range from barren rock to 52 g/t gold.  35 samples of obviously mineralized structures and veins range from anomalous to 52 g/t gold and average 16.38 g/t gold and 83 g/t silver”.   The El Tambo project is immediately east from the Chinapintza district in Ecuador which hosts high-grade gold veins associated with a porphyry system.  Dorato will be initiating a detailed airborne geophysical survey over the El Tambo area next month to augment its ongoing surface sampling program.  Data from this phase of exploration will be used to define future drill targets within this very large hydrothermal gold system.

EurGeol Dr. Mark D. Cruise, a director of the Company and a qualified person as defined by National Instrument 43-101, has supervised the preparation of any scientific and technical information contained in this news release.

About Dorato Resources Inc.

The Company is an exploration mining company focused on the highly prospective Cordillera del Condor Gold District in Peru. Recent exploration on the Ecuadorian side of the border has been highly successful and includes a number of major gold and copper discoveries. Key features of the Dorato land package includes shared geology, structural setting, proximity, extensions of known trends and numerous placer gold occurrences. Dorato has acquired first mover status with its strategic land package that has successfully locked in a significant portion of this exciting emergent gold-copper district.

ON BEHALF OF THE BOARD:

(Signed) “Anton J. Drescher,” President

For further information please contact:

Quentin Mai, Manager- Corporate Communications & Investor Relations

Email: qmai@doratoresources.com

Phone: 604-408-7488 / Fax: (604) 408-7499

The TSX Venture Exchange has in no way passed upon the merits of the transaction and has neither approved or disproved the contents of this press release.

Cautionary Statement

This press release contains statements that are “forward looking”. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking statements, by their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking statements. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts, are “forward-looking” statements that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.